UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 29, 2008

FirstBank Financial Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-51147	20-2198785
(Commission File Number)	(IRS Employer Identification No.)

120 Keys Ferry Street, McDonough, Georgia	30253
(Address of Principal Executive Offices)	(Zip Code)

(678) 583-2265

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On October 23, 2008, FirstBank Financial Services (the “Bank”), the subsidiary bank of FirstBank Financial Services, Inc. (the “Company”), entered into a Stipulation and Consent Order to Cease and Desist (the “Consent Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Banking Commissioner of the State of Georgia (the “Commissioner”).  The Bank and its Board of Directors have taken an active role in working with the FDIC and the Georgia Department of Banking and Finance to improve the condition of the Bank.  The FDIC will make a copy of the Consent Agreement available on its website which is located at www.fdic.gov.  The contents of the FDIC website are not incorporated by reference into this report.

The Consent Agreement is based on the findings of the FDIC during an on-site examination conducted as of December 10, 2007.  Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the exam, and the Bank is aggressively working to comply with the requirements of the Consent Agreement.

Under the terms of the Consent Agreement, the Bank is required to submit written plans and/or reports to the regulators that address the following items: reducing concentrations of credit; correcting deficiencies in assets listed for “special mention” in the examination report; continuing to improve loan underwriting and credit administration; on-going review and grading of the Bank’s loan portfolio; improving the Bank’s position regarding classified loans and other real estate owned; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank, including maintenance of an 8% leverage ratio, a 6% Tier 1 risk-based ratio, and a 10% total risk-based ratio; preparing a three-year strategic plan and a profit plan to improve the Bank’s earnings and overall condition; and improving the Bank’s liquidity position and funds management practices.  The Bank is also required to continue to appropriately charge-off certain loans that may be classified in future examinations.

The Board of Directors of the Bank is also required, within 90 days, to complete an assessment of the Bank’s management and staffing needs and the qualifications and performance of all senior Bank officers (this assessment is to be completed by an independent third party).  So long as the Consent Agreement remains in place, the Bank may not, without the prior written approval of the FDIC and the Georgia Department of Banking and Finance, declare or pay any dividends or make further extensions of credit to borrowers whose loans are adversely classified without prior board approval.

On October 24, 2008, the Company entered into a written agreement with the Federal Reserve Bank of Atlanta (the “Federal Reserve Bank”) and the Commissioner (the “Written Agreement”).  The Written Agreement restricts the payment of dividends or any other distributions by the Company, as well as the taking of dividends or any other payment representing a reduction in capital from the Bank, without the prior approval of the Federal Reserve Bank and the Commissioner.  The Written Agreement further requires that the Company shall not incur, increase, or guarantee any debt, repurchase or redeem any shares of its stock, or pay any interest or principal on subordinated debt or trust preferred securities, without the prior approval of the Federal Reserve Bank and the Commissioner.  Notice would also be required regarding the appointment of any new director or senior executive officer or the changing of the responsibilities of any senior executive officer.  The Federal Reserve Bank will make a copy of the Written Agreement available on its website which is located at www.federalreserve.gov.  The contents of the Federal Reserve website are not incorporated by reference into this report.

While the Agreements described above are important and significant, the Company and the Bank believe that the proactive steps that the management and Board have already undertaken will help the Bank strive to address the Consent Agreement and the concerns that gave rise to the Agreements.  Additionally, the Bank will continue to conduct its banking business with customers in a normal fashion. Banking products and services and hours of business will remain the same, and the Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTBANK FINANCIAL SERVICES, INC.
Dated: October 29, 2008
	By:	/s/ Thaddeus M. Williams
	Name:	Thaddeus M. Williams
	Title:	President and Chief Executive Officer